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                                                                EXHIBIT 10.43





                                                           [CSXT-C-67123]

                      RAILROAD TRANSPORTATION CONTRACT

                                   BETWEEN

                          CSX TRANSPORTATION, INC.

                                     AND

                      COGENTRIX OF NORTH CAROLINA, INC.










ISSUED JUNE 30, 1997                    EFFECTIVE AUGUST, 1997

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                RAILROAD TRANSPORTATION CONTRACT

     THIS RAILROAD TRANSPORTATION CONTRACT [CSXT-C-67123] (this
"Contract"), dated as of June 30, 1997, is by and among COGENTRIX
OF NORTH CAROLINA, INC. ("Industry"), and CSX TRANSPORTATION,
INC. ("Carrier").

     1.   EFFECTIVE DATE:  This Contract will be effective (the
"Effective Date") on August 5, 1997. This Contract shall be pursuant to the provisions of 49 U.S.C. Section 10709.

     2. TERM: The term of this Contract is from the Effective Date through December 15, 2002. Such term is subdivided into six
(6) separate, consecutive, independent periods, the first of which consists of the period commencing with the Effective Date and continuing through December 31, 1997, and the next four (4) of which consist of each calendar year thereafter and the final of which shall be from January 1, 2002 through December 15, 2002. Each such period is hereinafter referred to as a "Contract Period."

     Notwithstanding the foregoing, Industry and Carrier acknowledge and agree that, pursuant to the Power Purchase Agreement between Industry and Carolina Power & Light Company ("CP&L") relating to Industry's cogeneration facility in Southport, NC (the "Plant"), CP&L has the right to reject this Contract and enter into a replacement contract for the transportation of Commodity to the Plant. Accordingly, and notwithstanding anything contained herein to the contrary, in the event CP&L exercises its right to reject this Contract and enter into a replacement contract for the transportation of Commodity to the Plant pursuant to the PPA, then this Contract shall terminate automatically on December 31, 1997 and thereafter be of no further force and effect. Buyer agrees to notify Seller of CP&L's decision promptly after receipt of notice thereof from CP&L, but in no event later than September 10, 1997.

     3. TRANSPORTATION PARTICULARS: Carrier, acting solely as a contract carrier, agrees to transport Commodity from Origins to Destination in accordance with the Transportation Particulars specified below:

COMMODITY AND       Steam Coal, in Carrier-Supplied, Open Top
CAR TYPE:           Hopper Cars

STCC No.:           11-212-90

ROUTE AND           CSXT direct to Leland, NC (for subsequent movement
DESTINATION:        in Carrier-Supplied Open Top Hopper Cars via military
                    railroad to Industry's Plant at Southport, NC).

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
ORIGINS AND RATES:
                   -------------------- Rates -------------------------
Origin District      Train (75-Car)   Volume (40-Cars)    Single Car
--------------       --------------   ----------------    ----------
Big Sandy              $[xxx]/NT         $[xxx]/NT        $[xxx]/NT
Jellico-Middlesboro    $[xxx]/NT         $[xxx]/NT        $[xxx]/NT
Hazard                 $[xxx]/NT         $[xxx]/NT        $[xxx]/NT
Kanawha                $[xxx]/NT         $[xxx]/NT        $[xxx]/NT

Notes:
<F1>
   -  Origins are as defined in Tariff CSXT 8200-Series.
<F2>
   - Rates shown are in dollars per net ton of 2,000 lbs. subject to increases in Paragraph 7.
<F3>
   - Volume Incentive: If more than 100,000 tons of coal are shipped in any Contract Period, Carrier will refund $[xxx] NT on all tons shipped during such Contract Period. Such amount shall be due within thirty (30) days after the receipt of the verification certificate referred to in Paragraph 7 hereof.
<F4>
   - Weighing: The charge for one weighing of each carload of Commodity moving under this Contract is included in the Rates provided in this Paragraph 3. Weights shall be ascertained at the point of origin, or as near thereto as practicable. All other provisions of Tariff CSXT 8200-Series, as amended or superseded will govern. Any additional weighing will be at the expense of Industry, subject to the same charge applicable if the shipment had remained under common carriage.
<F5>
   - Rates in Case of Automatic Termination. Notwithstanding anything contained in this Contract to the contrary, if this Contract is automatically terminated effective as of December 31, 1997 as contemplated in the second paragraph of
      Section 2, then, for the period from the Effective Date through December 31, 1997, the Rates set forth above shall each be increased by $[xxx]/NT for each ton of Commodity shipped during such period. Such amount shall be due on January 31, 1998. This increase in rates takes into account the fact that the rates being charged by Carrier to Industry under their Railroad Transportation Contract in effect immediately prior to execution of this Contract are greater than the Rates set forth above.

     4. MINIMUM WEIGHT PER CAR: Minimum weight per car shall be the marked capacity of car unless car is loaded to full visible or cubical capacity and Industry or its agent so certifies on shipping order or Bill of Lading. In that event, actual weight shall apply.

     5. MINIMUM PERCENTAGE: During each Contract Period, Industry agrees to ship, pursuant to this contract, at least 95% of Industry's entire shipments of Commodity transported by all transportation modes from all originating points (whether an Origin listed under this Contract or otherwise), to Industry's Plant located at Southport, NC. Other than with respect to the

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----------------
[xxx] These portions of this exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

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percentage requirement set forth above, Carrier acknowledges and agrees that Industry shall not be obligated to ship any minimum amount of coal pursuant to this Contract.

     Surplus Contract Periods may not be credited against deficit Contract Periods. Purchases of Commodity by Industry shipped by other transportation modes during periods of Force Majeure (as defined herein) which prevent Carrier from delivering to Industry a supply of Commodity shall not be included in the computation of the minimum percentage hereunder.

     If Industry fails to meet the percentage provision during a Contract Period, Industry agrees to pay liquidated damages ("Liquidated Damages") to the Carrier in an amount equal to $[xxx] per ton multiplied by the difference between: (a) the tons of Commodity that should have been tendered pursuant to this Contract to comply with the percentage provision, and (b) the tons that were actually tendered pursuant to this Contract. Such Liquidated Damages shall be the exclusive remedy of the Carrier if Industry fails to meet such required percentage.

     6. RESTRUCTURING EVENT. If at the end of any Contract Period, Industry shall have failed, solely due to a Restructuring Event (as defined below), to ship through Carrier the Expected Level (as defined below) for that Contract Period, Industry shall pay to Carrier a Restructuring Fee (as defined below). For purposes of this Section 6: (a) a "Restructuring Event" shall include (i) any buy-down of capacity, buy-out, or voluntary termination of the Power Purchase Agreement between Industry and CP&L (the "Power Agreement"), (ii) any modification to the Power Agreement intended to reduce the quantity of energy expected to be sold to CP&L thereunder and (iii) any sale, lease or transfer of the Plant to any third party which does not also assume the obligations of Industry under this Contract, and (b) "Expected Levels" shall be 18,000 tons of Commodity during the first Contract Period and 60,000 tons of Commodity during each of the remaining five (5) Contract Periods. No more than one Restructuring Fee may be payable hereunder and the Restructuring Fee, if any, to be paid by Industry to Carrier shall depend on the Contract Period during which the Restructuring Event occurred, as follows:

          Contract Period                    Restructuring Fees
          ---------------                    ------------------
1     August 5, 1997 -  December 31, 1997          $[xxx]
2     January 1, 1998 - December 31, 1998           [xxx]
3     January 1, 1999 - December 31, 1999           [xxx]
4     January 1, 2000 - December 31, 2000           [xxx]
5     January 1, 2001 - December 31, 2001           [xxx]
6     January 1, 2002 - December 15, 2002           [xxx]

     The provisions of this Section 6 contain the exclusive remedy of Carrier with respect to a Restructuring Event.

     7. VERIFICATION: Industry agrees that, within thirty (30) days after the end of each Contract Period, Industry shall send a written certificate to Carrier that must include the following:

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-----------------
[xxx] These portions of this exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

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     (i)    the total number of tons of Commodity which Industry
            actually shipped by all transportation modes from all originating points, (whether an Origin listed under this Contract or otherwise), to Industry's Plant at Southport, NC.

     (ii) the number of tons of Commodity which Industry shipped under this Contract;

     (iii) the amount of coal shipped under this Contract, expressed as a percentage of the total amount of coal received at Industry's Plant in Southport, NC; and

     (iv) whether the percentage provision of this Contract was met.

Such certificate shall be sent to:

               CSX Transportation
               Director - Non-Utility Generation
               500 Water St. - J842
               Jacksonville, FL  32202

     Industry agrees to allow Carrier or Carrier's inspection bureau to inspect the relevant records of Industry to verify compliance with the percentage provision. Industry will allow Carrier or inspection bureau one (1) year from the last day of the appropriate Contract Period to make such inspection and such inspection shall be binding on the parties unless Industry disputes the results of such inspection by extending a written notice to Carrier within thirty (30) days from receipt of inspection results. Upon such dispute, Industry may select a third party, mutually satisfactory to the parties hereto, to make an additional inspection at Industry's sole expense. If Carrier and Industry are still in disagreement after receiving the report of the third party, the disagreement shall be resolved under the Commercial Arbitration Rules of the American Arbitration Association. Any additional payment due from Industry to Carrier as a result of any final adjustments will be paid by Industry within thirty (30) days of the date of Carrier's adjustment bill or the date of decision, as the case may be.

     8.   INCREASE IN RATES:  The Rates contained in this
Contract shall be increased by two and one-half percent (2.5%) on January 1, 1999, and by an additional two and one-half percent
(2.5%) each January 1 thereafter during the term of this Contract.

     9. CONTROL OF ROUTING AND PAYMENT: Industry represents to Carrier that it controls the routing of the Commodity. Payment of all rates and charges must be received by Carrier from Industry within fifteen (15) days of the date of each bill. Carrier may cancel these credit provisions at any time. Industry may not credit or withhold any payment due under this Contract as a setoff in any dispute with Carrier.

     10.  BILL OF LADING:  The nonconflicting provisions of the
Uniform Straight Bill of Lading ("Bill of Lading"), are incorporated herein by reference. Industry will add the following to each Bill of Lading:

                               4

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     "Subject to Contract CSXT - C - 67123."

     11.. DEMURRAGE: Demurrage rules and charges contained in Tariff CSXT 8100 will govern shipments under this Contract except: (A) five (5) credits will be allowed for each open-top hopper car released from unloading during the months of April through December, and (B) six (6) credits will be allowed for each open-top hopper car released from unloading during the months of January, February or March. Demurrage debits and credits will be computed from the first 12:01 a.m. after proper notification that car(s) is/are available for movement beyond Leland, NC to Industry's Plant at Southport, NC.

     Movement between the CSXT siding at Leland, North Carolina and Industry's Plant at Southport is provided outside the scope of this Contract by the U. S. Military Railroad at Sunny Point
Military Base.

     Cars will be considered released when made empty and properly placed for pick-up by the U. S. Military Railroad at Sunny Point, North Carolina and telefax notification or telephone notification, confirmed by telefax notification has been sent to the railroad office responsible for maintaining records on the involved movement. The railroad office responsible for this move is currently located at Leland, North Carolina. Railroad shall be responsible for notifying Industry if the address of the railroad office is changed. Notice that cars are ready for release must include identity of consignee, party furnishing data, car initial and number.

     Cars will not be charged demurrage debits nor earn credits for days during conditions of force majeure as described in Paragraph 18.

     The provisions of this Section 11 apply only on coal moving pursuant to this Contract.

     12. INCORPORATION OF TARIFFS, RULES, ETC.: This Contract incorporates herein by reference all tariffs (i.e. other service terms), statutes and regulations that would apply to the transportation of Commodity as contemplated hereunder if this Contract did not exist as of the date of shipment tender; provided, however, that, the express provisions of this Contract shall control in the event of any conflict or inconsistency with the provisions of any such tariff, statute or regulation.

     13. DAMAGE CLAIMS: Any claims for loss, damage or delay to Commodity shipments shall be governed by the same provisions contained in 49 USC Section 11706 and 49 CFR Section 1005.

     14. CAR SUPPLY: Carrier does not guarantee car supply, but will furnish cars in accordance with the common carrier standard.

     15. AGENT: In the event that Industry does not ship to itself from Origins to Destination, and strictly for purposes of this Contract, any third party performing any obligation of Industry under this Contract is considered as its agent.

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     16.  CONFIDENTIALITY:  The provisions of this Contract are considered confidential and the parties shall not disclose the terms of this Contract to a third party without the prior written consent of the other party except: (A) as required by statute, regulation or court order, (B) to a parent, subsidiary or affiliated company, (C) to CP&L, (D) to Industry's lender(s) in connection with any financing relating to the Plant, or (E) to a party's legal advisors or to an auditing firm that is agreeable to the confidentiality provisions. Notwithstanding the foregoing, the terms of this Contract may be disclosed as follows: (a) as required by statute or regulation; (b) as required by court order, provided that the non-disclosing party shall first be given written notice of such required disclosure and the opportunity to object thereto in legal or equitable proceedings; (c) to a parent, subsidiary or affiliated company of the disclosing party, provided that the party receiving the confidential information shall first have been instructed to treat the information confidentially and not disclose it to any third party; (d) to Industry's lender(s) in connection with any financing relating to the Plant, in accordance with any applicable confidentiality provisions of the loan agreement(s) between Industry and lender(s); and (e) to CP&L, provided that CP&L shall have first agreed in writing to treat the information confidentially and not disclose it to any third party. This
Section 16 shall survive termination of this Contract for any reason.

     17.  RESTRICTIONS:

     (A) No transit, diversion or reconsignment privileges are granted except if rail service beyond Leland, NC becomes restricted or ceases to exist, shipments en route on Carrier's lines may be diverted or reconsigned subject to rules and charges governing common carriage shipments from Origins to Destination or substitute destination. The administrative charge for such diversion or reconsigning shall be $[xxx] per trainload, as defined in Paragraph 3, in lieu of the otherwise applicable charge published in the Diversion and Reconsignment Tariff.

     (B) Industry recognizes that Carrier may abandon trackage or service to Origin or Destination during the term of this Contract. If the Destination is abandoned, this Contract will automatically terminate at the time of abandonment, without liability to any party, and the percentage provisions of Paragraph 5 will be prorated as of that date. If a particular Origin is abandoned, that particular Origin is automatically deleted from this Contract at the time of abandonment without liability to any party, but the remainder of the Contract will continue in full force and effect.

     (C) This Contract may not be used in connection with a prior or subsequent rail movement of the Commodity without the written consent of Carrier, except if otherwise provided herein.

     (D) Any notice given under this Contract must be in writing and sent by either: (1) U.S. certified, registered or express mail; (b) wire, or (3) private express carrier and sent to the appropriate address shown below:

                                 6

---------------
[xxx] These portions of this exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

To Carrier:    CSX Transportation
               Director - Non-Utilitiy Generation
               500 Water St. - J842
               Jacksonville, FL  32202

To Industry:   General Counsel
               Cogentrix of North Carolina, Inc.
               9405 Arrowpoint Boulevard
               Charlotte, NC    28273

     (E) The parties rely on the individual credit of each other by entering into this Contract which may not be transferred or assigned without the written permission of the other party(ies) hereto. Subject to the foregoing, this Contract will inure to the assignees and successors of the parties.

     (F) The failure of a party to enforce any provision of this Contract or to prosecute any default will not be considered as a waiver of that provision or a bar to prosecution of that default unless so indicated in writing.

     18. FORCE MAJEURE: A party shall be excused from performance of its contractual obligations to the extent it is prevented or delayed in such performance by a cause or condition which is not reasonably within the control of such party, and the adverse effects of which are not due to the fault or negligence of such party (such cause or condition being hereinafter referred to as "Force Majeure"). Force Majeure shall include, but shall not be limited to, acts of God; acts of public enemy; insurrection; riots; labor disputes; strikes; fires; explosions; floods; breakdown or damage to mines, plants or Carrier's facilities necessary to load, unload or transport coal; embargoes; orders or acts of civil or military authorities; and inability to obtain governmental permits or approvals required by law and necessary to the transporting, storing or handling of coal. Upon the termination of such period of Force Majeure, the obligations hereunder shall resume as if no such event had occurred.

     The parties recognize that the foregoing list of Force Majeure conditions is not all inclusive. Specific conditions not listed herein may be brought to the attention of the other parties for clarification. The parties agree to consider such conditions in good faith and in the context of the Force Majeure conditions that are specified, but are not bound to agree to any condition not specifically listed herein.

     The party claiming Force Majeure will: within five (5) days from the date of disability, excluding Saturdays, Sundays and holidays, notify the others when it learns of the existence of a Force Majeure condition and will similarly notify the others within a period of two (2) days, excluding weekends and holidays, when the Force Majeure has ended.

     19. GOVERNING LAW: This Contract shall be governed by and construed in accordance with the laws of the State of North
Carolina to the extent not governed by and construed in accordance with Federal Law.

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     20.  ARBITRATION.  Any dispute arising out of or relating to this Contract or the breach, termination or validity thereof shall be settled through binding arbitration in accordance with the American Arbitration Association ("AAA") Commercial
Arbitration Rules by three independent and impartial arbitrators. The arbitration shall be governed by the United States
Arbitration Act, 9 U.S.C. Section 1-16, and any judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of the arbitration shall be Atlanta, Georgia.

     The parties reserve the right to enter an appropriate consent protective order to govern documents, testimony, information or other items produced or inspected in discovery or otherwise made available in connection with any arbitration hereunder. The parties hereby agree that the following information shall not be subject to discovery absent a specific showing of relevance and an order by the arbitration panel: (i) information relating to Carrier's contracts with other utility or non-utility generators; (ii) information relating to Industry's transportation contracts with providers other than Carrier; (iii) information contained in any Power Purchaser Agreement or Power Sale Agreement between Industry and any third party which does not concern the Plant; (iv) information relating to each party's cost structure, contribution or profits under this Contract.

     Notwithstanding the parties' agreement to arbitrate disputes, each party may seek injunctive or other equitable relief to enforce its rights under this Contract.

     21. CONSENT AND ASSIGNMENT: If requested by Industry in connection with the financing arrangements relating to the Plant, Carrier agrees to execute a "Consent and Agreement" subsequent to the execution of this Agreement in a form mutually satisfactory to the parties hereto.

     22. ENTIRE UNDERSTANDING AND EXECUTION: This Contract represents the entire understanding of the parties and may not be modified without the written consent of all parties.

     23. SURVIVAL. The terms and provisions of this Contract that expressly by their terms survive the completion of performance and termination of this Contract shall so survive.
The obligation to pay any amounts due under this Contract at the time of any termination shall survive such termination.

     24.  MISCELLANEOUS.

          (a) The section headings in this Contract are intended to be for reference purposes only and shall in no way modify or restrict any of the terms or provisions hereof.

          (b) All rights and remedies conferred under this Contract or by any other instrument or law shall be cumulative (except as otherwise provided herein) and may be exercised singularly or concurrently.

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          (c)  If any provision of this Contract shall be held to
     be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

          (d) This Contract may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Contract to be executed by their duly authorized representatives as of the day and year first above written.

                         COGENTRIX OF NORTH CAROLINA, INC.


                         By:  /s/ James R. Pagano
                         Title:  Group Senior Vice President


                         CSX TRANSPORTATION, INC.


                         By:  /s/ Thomas R. Howard
                         Title:  Assistant Vice President -
                                 Energy/Industrial